Exhibit 99.1

Concord Acquisition Corp II Navigates Transition Following NYSE American Delisting Notice

Alternative Listing with Nasdaq Considered

New York, NY – September 3, 2024 – Concord Acquisition Corp II (NYSE: CNDA) (the “Company”) today announced that it has received notification from NYSE American LLC (“NYSE American” or the “Exchange”) indicating that the staff of NYSE has determined to initiate proceedings which may delist the Company’s Class A Common Stock, Units, and Warrants (collectively, the “Securities”). This step, anticipated as part of the Company’s strategic journey to the public markets, is due to the Company not completing a business combination within 36 months as required by Sections 119(b) and 119(f) of the NYSE American Listed Company Guide.

The Company has the right to request a review of this delisting determination by the Listings Qualifications Panel of the Committee for Review of the Board of Directors of the Exchange. In line with its strategic plans, the Company intends to pursue this review and will seek to list its Securities on the OTC Markets for trading during the suspension on NYSE American. This transition is expected to be temporary as the Company remains hopeful that its appeal for an extension will be granted by the NYSE American. Simultaneously, the Company and its sponsor are actively exploring a listing on the Nasdaq.

Concord remains focused on the public process, continuing to work diligently to achieve its listing goals and enhance shareholder value.

About Concord Acquisition Corp II

Concord Acquisition Corp II is a special purpose acquisition company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses in the financial services or financial technology industries.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. Such statements may include, but are not limited to, statements regarding the Company’s plan to request a review of the delisting determination and the Company’s plan to list the Securities on the OTC Markets. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties that may cause actual results to differ significantly. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Company Contact:

Concord Acquisition Corp II

Jeff Tuder

jeff@tremsoncapital.com